Exhibit 99.1

News Release

Enpro Appoints Allison Aden to Board of Directors

CHARLOTTE, NC – November 5, 2024 – Enpro Inc. (NYSE: NPO), a leading industrial technology company, appointed Allison K. Aden to its Board of Directors effective today.

Aden is a 30-year finance veteran with deep expertise in accounting, financial reporting, corporate strategy, mergers and acquisitions, IT and cybersecurity, and experience across various sectors including manufacturing, information technology, financial services and commercial real estate development.  She currently serves as the Executive Vice President and Chief Financial Officer of Cavco Industries, Inc. (NASDAQ: CVCO), a leading producer of factory-built housing.  At Cavco, she leads its M&A efforts, and is responsible for Cavco’s financial reporting, accounting, tax, treasury and finance-related operations.  Allison has been instrumental in designing and executing the organization’s strategic direction.

“We are pleased to welcome Allison to the Enpro Board,” said David Hauser, Chairman of Enpro.  “She is a veteran financial executive with a demonstrated track record of leadership, execution and strategic and operational success.  Allison brings extensive experience across a number of industries as well as deep M&A and cybersecurity expertise.”

About Enpro Inc.
Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences.  Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO”.  For more information, visit the company’s website at https://www.enpro.com.

Investor Contacts:	James Gentile
Vice President, Investor Relations

Jenny Yee
Corporate Access Specialist
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, NC 28209
Email:	investor.relations@enpro.com	www.enpro.com

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